     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2000

                                                   REGISTRATION  NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                                  U.S. BANCORP
             (Exact name of registrant as specified in its charter)
       DELAWARE                                                 41-0255900
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)
                                 U.S. BANK PLACE
                             601 SECOND AVENUE SOUTH
                        MINNEAPOLIS, MINNESOTA 55402-4302
                                 (612) 973-1111
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                    -----------------------------------------

               LEE R. MITAU, ESQ.                                                COPIES TO:
                  U.S. BANCORP                                               ELIZABETH C. HINCK, ESQ.
            601 SECOND AVENUE SOUTH                                            DORSEY & WHITNEY, LLP
       MINNEAPOLIS, MINNESOTA, 55402-4302                                    220 SOUTH SIXTH STREET,
                 (612) 973-1111                                            MINNEAPOLIS, MINNESOTA 55402
                                                                                  (612) 340-8877

           (Name, address, including zip code and telephone number of agent for service)
                              --------------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                              --------------------
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE


                                                              PROPOSED          PROPOSED
                                                              MAXIMUM            MAXIMUM
         TITLE OF EACH CLASS                AMOUNT            OFFERING          AGGREGATE          AMOUNT OF
         OF SECURITIES TO BE                 TO BE           PRICE PER          OFFERING          REGISTRATION
              REGISTERED                 REGISTERED(1)         UNIT(2)          PRICE(2)              FEE
Common Stock (par
value $1.25 per share)............       2,642,708 shares    $    17.31       $  45,745,275        $  12,077

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(1) This Registration Statement relating to the resale of shares of Common Stock of the Registrant to be received by the persons under the circumstances described herein.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), based upon the average of high and low prices of the Common Stock as reported on the New York Stock Exchange on March 9, 2000.

                                  U.S. BANCORP

                        2,642,708 SHARES OF COMMON STOCK
                                 ---------------

                     LISTED ON: THE NEW YORK STOCK EXCHANGE
                               TRADING SYMBOL: USB
                    CLOSING PRICE ON MARCH 13, 2000: 17 9/16
                                ----------------

              CERTAIN STOCKHOLDERS OF U.S. BANCORP PROPOSE TO SELL
                       SHARES OF U.S. BANCORP COMMON STOCK

                            THE SELLING STOCKHOLDERS:

         - may sell up to 2,642,708 shares, as described herein under "Plan of Distribution"

         - will pay all stock transfer taxes, brokerage commissions, underwriting discounts or commissions and their own counsel's fees

         -        are named individually herein under "Selling Stockholders"

         -        will indemnify U.S. Bancorp against certain liabilities

                                  U.S. BANCORP:

         -        will not receive any proceeds from the sale of these shares

         -        will pay all expenses other than those paid by the Selling
                  Stockholders

         -        will indemnify the Selling Stockholders against certain
                  liabilities
                                ----------------

         The mailing address of the principal executive offices of U.S. Bancorp is U.S. Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, and the telephone number is (612) 973-1111.

         THE SHARES OFFERED ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

               The date of this prospectus is _____________, 2000.

                                  U.S. BANCORP

GENERAL

         U.S. Bancorp is a multi-state bank holding company headquartered in Minneapolis, Minnesota. U.S. Bancorp was incorporated in Delaware in 1929 and owns 100 percent of the capital stock of each of four banks and eleven trust companies, having approximately 1,000 banking offices in 16 Midwestern and Western states. U.S. Bancorp offers full-service brokerage services at approximately 100 offices through a wholly owned subsidiary. U.S Bancorp also has various nonbank subsidiaries engaged in financial services.

         The banks are engaged in general commercial banking business, principally in domestic markets. They range in size from less than $1.0 million to $51.1 billion in deposits and provide a wide variety of services to individuals, businesses, industry, institutional organizations, governmental entities, and other financial institutions. Depository services include checking accounts, savings accounts, and time certificate contracts. Ancillary services such as treasury management and receivable lockbox collection are provided for corporate customers. U.S. Bancorp's bank and trust subsidiaries provide a full range of fiduciary activities for individuals, estates, foundations, business corporations, and charitable organizations.

         U.S. Bancorp provides banking services through its subsidiary banks to both domestic and foreign customers and correspondent banks. These services include consumer banking, commercial lending, financing of import/export trade, foreign exchange, and investment services. U.S. Bancorp, through its subsidiaries, also provides services in trust, commercial and agricultural finance, data processing, leasing and brokerage services.

COMPETITION

         The commercial banking business is highly competitive. U.S. Bancorp's subsidiary banks compete with other commercial banks and with other financial institutions, including savings and loan associations, mutual savings banks, finance companies, mortgage banking companies, credit unions, and investment companies. In recent years, competition has increased from institutions not subject to the same regulatory restrictions as domestic banks and bank holding companies.

GOVERNMENT POLICIES

         The operations of U.S. Bancorp's various operating units are affected by state and federal legislative changes and by policies of various regulatory authorities, including those of the several states in which they operate, the United States and foreign governments. These policies include, for example, statutory maximum legal lending rates, domestic monetary policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), United States fiscal policy, international currency regulations and monetary policies, and capital adequacy and liquidity constraints imposed by bank regulatory agencies.

SUPERVISION AND REGULATION

         U.S. Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956 (the "Holding Company Act") and is subject to the supervision of, and regulation by, the Federal Reserve Board.

         Under the Holding Company Act, a bank holding company may engage in banking, managing or controlling banks, furnishing or performing services for banks it controls, and conducting activities that the Federal Reserve Board has determined to be closely related to banking. U.S. Bancorp must obtain the prior approval of the Federal Reserve Board before acquiring more than 5 percent of the outstanding shares of another bank or bank holding company, and must provide notice to, and in some situations obtain the prior approval of, the Federal Reserve Board in connection with the acquisition of more than 5 percent of the outstanding shares of a company engaged in a "bank-related" business.

         Under the Holding Company Act, as amended by the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Reigle-Neal Act"), U.S. Bancorp may acquire banks throughout the United States, subject only to state or federal deposit caps and state minimum-age requirements. The Reigle-Neal Act authorized interstate branching by acquisition and consolidation in those states that had not opted out of interstate branching.

         The Gramm-Leach-Bliley Act of 1999 eliminates many of the restrictions placed on the activities of certain qualified bank holding companies. Effective March 11, 2000, a banking holding company can qualify as a "financial holding company" and expand into a wide variety of financial services, including securities activities, insurance and merchant banking without the prior approval of the Federal Reserve Board. U.S. Bancorp expects to qualify as a financial holding company as soon as possible after the effective date.

         National banks are subject to the supervision of, and are examined by, the Comptroller of the Currency. All subsidiary banks of U.S. Bancorp are members of the Federal Deposit Insurance Corporation (the "FDIC") and are subject to examination by the FDIC. In practice, the primary federal regulator makes regular examinations of each subsidiary bank subject to its regulatory review or participates in joint examinations with other federal regulators. Areas subject to regulation by federal authorities include the allowance for credit losses, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches and other aspects of operations.

ADDITIONAL INFORMATION

         You may obtain financial and other information relating to U.S. Bancorp, its directors, and its executive officers from its 1999 Annual Report on Form 10-K filed February 25, 2000. You may obtain a copy of this and other reports as indicated under "WHERE YOU CAN FIND MORE INFORMATION."

                   DESCRIPTION OF U.S. BANCORP'S CAPITAL STOCK

         The following description of the capital stock of U.S. Bancorp does not purport to be complete and is subject, in all respects, to applicable Delaware law and to the provisions of the U.S. Bancorp Certificate of Incorporation. The following description is qualified by reference to the U.S. Bancorp Certificate of Incorporation, and the certificate of designation for each series of preferred stock of U.S. Bancorp.

GENERAL

         The authorized capital stock of U.S. Bancorp consists of 1,500,000,000 shares of U.S. Bancorp Common Stock, par value $1.25 per share, and 50,000,000 shares of preferred stock, par value $1.00 per share. Unless action is required by applicable laws or regulations, the board of directors of U.S. Bancorp has the power to adopt resolutions that (1) provide for the issuance of preferred stock in one or more series and (2) fix or limit the voting rights, designations, preferences, and relative, participating, optional or other special rights of the preferred stock. This power is limited by applicable laws and regulations and may be delegated to a committee of the U.S. Bancorp Board.

         As of December 31, 1999, approximately 754.4 million shares of U.S. Bancorp Common Stock were issued (including approximately 1.0 million shares held in treasury), and approximately 101.6 million shares were reserved for future issuance. As of December 31, 1999, there were 53,176 shares of preferred stock of U.S. Bancorp outstanding and 12,750 shares of preferred stock of U.S. Bancorp reserved for issuance.

PREFERRED STOCK

         U.S. Bancorp presently has one series of U.S. Bancorp's Term Participating Preferred Stock (the "Term Participating Preferred Stock") outstanding and 12,750 shares of its Series 1990A Preferred Stock reserved for issuance.

         TERM PARTICIPATING PREFERRED STOCK

         GENERAL. U.S. Bancorp has established a series of preferred stock, par value $1.00 per share, designated as the "Term Participating Preferred Stock." U.S. Bancorp issued such shares as consideration in connection with a merger transaction. Holders of Term Participating Preferred Stock will possess rights to receive U.S. Bancorp Common Stock pursuant to a Rights

Agreement, dated as of January 4, 1999, between U.S. Bancorp and U.S. Bank National Association, as Rights Agent.

         The number of shares of Term Participating Preferred Stock will initially be approximately 100,000. The U.S. Bancorp Board may increase or decrease the number of shares, but not below the number then outstanding. Any shares transferred to U.S. Bancorp will be available for reissuance as shares of this series.

         TERM. The shares of Term Participating Preferred Stock will remain outstanding until December 31, 2003 or the Early Termination Date, as defined in the Rights Agreement (the "Term Date"), unless earlier purchased by U.S. Bancorp. Prior to the Term Date, (1) each share of Term Participating Preferred Stock will represent only the right to receive the number of shares of U.S. Bancorp Common Stock to which the holder of the attached right would be entitled, assuming that the right is validly exercised or deemed exercised, and
(2) the holders of the Term Participating Preferred Stock will have no other rights or claims against U.S. Bancorp.

         DIVIDENDS. The U.S. Bancorp Board may declare dividends on the Term Participating Preferred Stock, out of funds legally available, on the date occurring prior to the Term Date that dividends or other distributions except those payable in U.S. Bancorp Common Stock, are payable on or in respect of U.S. Bancorp Common Stock and in an amount per share equal to the aggregate amount of dividends or other distributions, except those payable in U.S. Bancorp Common Stock, that would be payable on that date to a holder of the Reference Package (as defined below). Dividends on each share will cumulate from the date such share is originally issued.

         However, any share originally issued after a dividend record date and on or prior to the dividend payment date to which the record date relates will not be entitled to receive the dividend payable on the dividend payment date. Holders of shares will not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends.

         The term "Reference Package" initially means ten shares of U.S. Bancorp Common Stock. If U.S. Bancorp, at any time after the close of business on the date of initial issuance of the Term Participating Preferred Stock, (1) declares or pays a dividend on any U.S. Bancorp Common Stock payable in U.S. Bancorp Common Stock, (2) subdivides, by any split, recapitalization or otherwise, any U.S. Bancorp Common Stock or (3) combines any U.S. Bancorp Common Stock into a smaller number of shares, then the Reference Package after this event will be the U.S. Bancorp Common Stock that a holder of the Reference Package immediately prior to the event would hold after the event.

         While any shares of Term Participating Preferred Stock are outstanding, U.S. Bancorp must first pay the full cumulative dividends, including the dividend to be due upon payment of the dividend, distribution, redemption, purchase or other acquisition, on all outstanding shares if U.S. Bancorp (1) declares a dividend upon the U.S. Bancorp Common Stock or upon any other stock ranking junior to the Term Participating Preferred Stock as to dividends or upon liquidation, except for dividends in the stock, or (2) acquires for any consideration, or pays or makes available any money for a sinking fund for the redemption of any shares of the stock, any U.S. Bancorp Common Stock or any other stock of U.S. Bancorp ranking junior to or on parity with the Term Participating Preferred Stock as to dividends or upon liquidation, except by conversion into or in exchange for the stock.

         MERGER. If there is a transaction prior to the Term Date in which the shares of U.S. Bancorp Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then each share of Term Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount equal to the aggregate amount of stock, securities, cash and/or any other property payable in kind, as the case may be, that a holder of the Reference Package would be entitled to receive as a result of the transaction.

         LIQUIDATION PREFERENCE. If U.S. Bancorp is liquidated prior to the Term Date, the holders of shares of Term Participating Preferred Stock will be entitled to receive an amount per share equal to the aggregate amount distributed or to be distributed prior to the date in connection with the liquidation to a holder of the Reference Package. This payment will be made before any distribution or payment is made to the holders of U.S. Bancorp Common Stock or of any other stock of U.S. Bancorp ranking junior to the Term Participating Preferred Stock upon liquidation. This payment also includes accrued dividends to the distribution or payment date, whether or not earned or declared. If the payment is made in full to all holders, or on or following the occurrence of the Term Date, the holder as such will have no right or claim to any of the remaining assets of U.S. Bancorp.

         If the assets of U.S. Bancorp available for distribution to the holders of shares of Term Participating Preferred Stock upon any liquidation of U.S. Bancorp are insufficient to pay all amounts to which the holders are entitled pursuant to the preceding paragraph, no distribution will be made on account of any shares of any other class or series of preferred stock ranking on a parity with or junior to the Term Participating Preferred Stock. However, U.S. Bancorp may pay proportionate distributive amounts on account of the shares of Term Participating Preferred Stock, ratably in proportion to the full distributable amounts for which holders of all these parity shares are respectively entitled upon the liquidation. Upon the liquidation of U.S. Bancorp, the holders of shares of Term Participating Preferred Stock then outstanding will be entitled to be paid out of assets of U.S. Bancorp available for distribution to its stockholders of all amounts to which the holders are entitled pursuant to the preceding paragraph before any payment is made to the holders of U.S. Bancorp Common Stock or any other stock of U.S. Bancorp ranking junior upon liquidation to the Term Participating Preferred Stock.

         REDEMPTION. The shares of Term Participating Preferred Stock will not be redeemable.

         VOTING. The shares of Term Participating Preferred Stock will not afford their holders any right to vote or consent except as required by law.

         TRANSFER. A share of Term Participating Preferred Stock may not be transferred by any person to whom such share is issued by U.S. Bancorp except:
(1) by an employee to the employee's spouse or children or trusts for their benefit or the benefit of the employee: (2) by the laws of descent; or (3) to U.S. Bancorp; and in each case, without the receipt of value for the shares.


         U.S. BANCORP SERIES 1990A PREFERRED STOCK

         In connection with the sale by U.S. Bancorp of 37,800,000 shares of U.S. Bancorp Common Stock and accompanying periodic stock purchase rights and risk event warrants in a private placement in July 1990, U.S. Bancorp may under some circumstances be obligated to issue up to 12,750 shares of its Series 1990A Preferred Stock. See "--Common Stock--Periodic Stock Purchase Rights and Risk Event Warrants" below. The shares of Series 1990A Preferred Stock would, if issued, provide for a liquidation preference of $100,000 per share. The dividend rate would be adjusted quarterly and would be determined at the time of issuance.

         If, at the time of any annual meeting of U.S. Bancorp stockholders for the election of directors, the amount of accrued but unpaid dividends on the Series 1990A Preferred Stock were equal to at least six quarterly dividends on the series, then the number of directors of U.S. Bancorp would be increased by one and the holders of such Series 1990A Preferred Stock, voting as a separate class, would be entitled to elect one additional director who would continue to serve the full term for which he or she would have been elected, notwithstanding the declaration or payment of any dividends on the Series 1990A Preferred Stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of U.S. Bancorp Series 1990A Preferred Stock will be required for any amendment of the U.S. Bancorp Certificate of Incorporation, including any certificate of designation or any similar document relating to any series of preferred stock of U.S. Bancorp, that will adversely affect the powers, preferences, privileges or rights of the U.S. Bancorp Series 1990A Preferred Stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of U.S. Bancorp Series 1990A Preferred Stock will be required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to the U.S. Bancorp Series 1990A Preferred Stock as to dividends or upon liquidation.

         ADDITIONAL PROVISIONS

         The rights of holders of U.S. Bancorp Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of the U.S. Bancorp Common Stock by (1) limiting the control that the holders may exert by exercise of their voting rights or (2) subordinating their rights in liquidation to the rights of the holders of preferred stock of U.S. Bancorp. In addition, the issuance of shares of preferred stock of U.S. Bancorp may discourage takeover attempts and other changes in control of U.S. Bancorp by limiting the exercise of control by a person who has gained a substantial equity interest in U.S. Bancorp. U.S. Bancorp has no current plans or agreements with respect to the issuance of any other shares of preferred stock, except as described above with respect to the Series 1990A Preferred Stock and the Term Participating Preferred Stock.

COMMON STOCK

         GENERAL. Each share of U.S. Bancorp Common Stock is entitled to the dividends that may from time to time be declared by the U.S. Bancorp Board of Directors from any funds legally available for dividends. U.S. Bancorp may not declare any cash dividends on, or make any payment on account of, the purchase, redemption or other retirement of, U.S. Bancorp Common Stock unless (1) full dividends, including accumulated dividends, if applicable, have been paid or declared or set apart for payment upon all outstanding shares of the preferred stock of U.S. Bancorp, and (2) U.S. Bancorp is not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of preferred stock of U.S. Bancorp. Holders of U.S. Bancorp Common Stock are entitled to one vote per share. U.S. Bancorp stockholders do not have the right to cumulate their votes in the election of directors. U.S. Bancorp Common Stock has no conversion rights, and the holders of U.S. Bancorp Common Stock have no preemptive or other rights to subscribe for additional securities of U.S. Bancorp. In the event of the liquidation of U.S. Bancorp, after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of preferred stock of U.S. Bancorp that may be outstanding, the holders of U.S. Bancorp Common Stock will be entitled to share ratably in the remaining assets of U.S. Bancorp. The U.S. Bancorp Common Stock is listed on the New York Stock Exchange.

         U.S. BANCORP DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN. Pursuant to its U.S. Bancorp Reinvestment and Purchase Plan, U.S. Bancorp provides eligible stockholders with a method of investing cash dividends and optional cash payments at 100% of the average price (as defined in the U.S. Bancorp Reinvestment and Purchase Plan) in additional shares of U.S. Bancorp Common Stock without payment of any brokerage commission or service charge. The U.S. Bancorp Reinvestment and Purchase Plan includes some dollar limitations on participation and provides for eligible stockholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant, while continuing to receive cash dividends on remaining shares.

         PERIODIC STOCK PURCHASE RIGHTS AND RISK EVENT WARRANTS. U.S. Bancorp has entered into (1) a Stock Purchase Agreement, dated as of May 30, 1990 (as amended, the "Stock Purchase Agreement"), by and among Corporate Partners, L.P. ("Corporate Partners"), Corporate Offshore Partners, L.P. ("Offshore", and, together with Corporate Partners, the "Partnerships"), The State Board of Administration of Florida ("State Board") solely in its capacity as a managed account and not in its individual capacity (State Board and the Partnerships being referred to in this Proxy Statement collectively as the "Purchasers"), Corporate Advisors, L.P. and U.S. Bancorp and (2) a

Stock Purchase Agreement, dated as of May 30, 1990 (the "Florida Stock Purchase Agreement"), by and between State Board in its individual capacity and U.S. Bancorp.

         Pursuant to the Stock Purchase Agreement, U.S. Bancorp sold:

         - to Corporate Partners, 26,568,723 shares of U.S. Bancorp Common Stock, 10 Periodic Stock Purchase Rights (each a "PSPR") and one Risk Event Warrant.

         - to Offshore, 1,931,928 shares of U.S. Bancorp Common Stock, 10 PSPRs and one Risk Event Warrant, and

         - to State Board, 2,819,349 shares of U.S. Bancorp Common Stock, 10 PSPRs and one Risk Event Warrant.

Pursuant to the Florida Stock Purchase Agreement, U.S. Bancorp sold to State Board 6,480,000 shares of U.S. Bancorp Common Stock, 10 PSPRs and one Risk Event Warrant.

         The Stock Purchase Agreement and the Florida Stock Purchase Agreement contain transfer restrictions with respect to the shares of U.S. Bancorp Common Stock acquired under it and standstill provisions limiting further acquisitions of U.S. Bancorp Common Stock by the Purchasers and State Board. The Stock Purchase Agreement and the Florida Stock Purchase Agreement also grant each of the Purchasers and State Board the right to purchase its pro rata share of any Voting Securities (as defined in the Stock Purchase Agreement) sold by U.S. Bancorp for cash, subject to some exceptions. Pursuant to the Stock Purchase Agreement, the Purchasers have designated one person to act as a non-voting observer of the U.S. Bancorp Board.

         Each PSPR issued to the Purchasers and State Board relates to a specific twelve-month period commencing with the twelve-month period following closing of the transactions contemplated under the Stock Purchase Agreement and the Florida Stock Purchase Agreement. Each PSPR shall become exercisable in the event that a Dividend Shortfall (as defined in the Stock Purchase Agreement) exists for the specific twelve-month period to which the PSPR relates. A Dividend Shortfall will be deemed to exist to the extent that U.S. Bancorp has not paid a cash dividend equal to $9.0683 per share of U.S. Bancorp Common Stock for each quarter within the twelve-month period. The PSPRs will be exercisable for that number of shares of U.S. Bancorp Common Stock or, subject to the prior approval of the FRB, depositary shares representing one one-thousandth of a share of Series 1990A Preferred Stock ("Depositary Shares") such that the holders of PSPRs will receive value equal to the Dividend Shortfall. Once a PSPR has become exercisable, it will remain exercisable for a one-year period at an exercise price of $1.25 per share of U.S. Bancorp Common Stock or $1.00 per Depositary Share. If a PSPR were to become exercisable and were not redeemed by U.S. Bancorp as described below, the issuance of Depositary Shares or U.S. Bancorp Common Stock upon exercise of a PSPR could adversely affect the market price of the U.S. Bancorp Common Stock. If the PSPRs were to be exercised for U.S. Bancorp Common Stock, there could be substantial dilution of the U.S. Bancorp Common Stock.

         Each "Risk Event Warrant" will become exercisable in the event of some defined change of control events with respect to U.S. Bancorp where the value received by holders of the U.S. Bancorp Common Stock is less than $4.625 per share, or in some circumstances in the event the U.S. Bancorp Common Stock is valued at less than $4.625 per share on the tenth anniversary of the closing of the transactions contemplated under the Stock Purchase Agreement. The Risk Event Warrants will be exercisable for that number of shares of U.S. Bancorp Common Stock at an exercise price of $1.25 per share or, in some circumstances, subject to the prior approval of the FRB, Depositary Shares such that the holders of Risk Event Warrants will receive value equal to the shortfall. If the Risk Event Warrants were to become exercisable and were not redeemed by U.S. Bancorp as described below, the issuance of Depositary Shares or U.S. Bancorp Common Stock upon exercise of a Risk Event Warrant could adversely affect the market price of the U.S. Bancorp Common Stock. If the Risk Event Warrants were to be exercised for U.S. Bancorp Common Stock, there could be substantial dilution of the U.S. Bancorp Common Stock. In the event of a change in control at a time when the market price of the U.S. Bancorp Common Stock is less than $4.625 per share, the Risk Event Warrants may have the effect of reducing the price per share to be received by the holders of the U.S. Bancorp Common Stock.

         In the event of the exercise of a Risk Event Warrant upon the occurrence of certain change of control events, U.S. Bancorp may, at its option, subject to the prior approval of the FRB, elect to have such Risk Event Warrant become exercisable for other securities of U.S. Bancorp acceptable to the holder of the Risk Event Warrant in lieu of the shares of U.S. Bancorp Common Stock for which the Risk Event Warrant would otherwise become exercisable. In addition, U.S. Bancorp has the right, subject to the prior approval of the FRB, to redeem any PSPR at a price equal to the Dividend Shortfall and any Risk Event Warrant at a price equal to the "Value Shortfall" (as defined in the Stock Purchase Agreement, or the "Termination Shortfall Amount" (as defined in the Stock Purchase Agreement), as applicable, after the PSPR or Risk Event Warrant, as the case may be, will have become exercisable. U.S. Bancorp also has entered into a registration rights agreement with the Purchasers and with State Board pursuant to which the Purchasers and State Board, respectively, are granted some rights to cause U.S. Bancorp to register with the SEC the U.S. Bancorp Common Stock acquired pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement and the securities acquired upon exercise of the PSPRs and the Risk Event Warrants.

ADDITIONAL PROVISIONS OF THE U.S. BANCORP CERTIFICATE OF INCORPORATION AND U.S. BANCORP BYLAWS

         The U.S. Bancorp Certificate of Incorporation requires the affirmative vote of the holders of 80% of the "Voting Stock" (as defined in the U.S. Bancorp Certificate of Incorporation) of U.S. Bancorp to approve certain mergers, consolidations, reclassifications, dispositions of assets or liquidation, involving or proposed by certain significant stockholders, unless certain price and procedural requirements are met or unless the transaction is approved by the "Continuing Directors" (as defined in the U.S. Bancorp Certificate of Incorporation). In addition, the U.S. Bancorp
Certificate of Incorporation provides for classification of the U.S. Bancorp Board into three separate classes, sets a maximum board size of 30 and authorizes action by the stockholders of U.S. Bancorp only pursuant to a meeting and not by a written consent. These provisions of the U.S. Bancorp Certificate of Incorporation can only be amended by the affirmative vote of the holders of not less than 80% of the outstanding U.S. Bancorp voting stock, except with respect to any amendment to the U.S. Bancorp Certificate of Incorporation to reduce the maximum number of U.S. Bancorp directors to the greater of (1) the number of directors then in office and (2) 24, which amendment would require the approval of the holders of a majority of the outstanding of U.S. Bancorp Common Stock pursuant to the Delaware General Corporation Law. The U.S. Bancorp Bylaws provide that special meetings of stockholders may be called only by the U.S. Bancorp Board of Directors or the chief executive officer. The overall effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of U.S. Bancorp without negotiation with the U.S. Bancorp Board.

                              SELLING STOCKHOLDERS

         Up to 2,642,708 shares of Common Stock (the "Shares") are being offered for the account of the selling stockholders of U.S. Bancorp named below (the "Selling Stockholders"). We may supplement this prospectus to identify any donees, pledgees or other tranferees of the Selling Stockholders that may use this prospectus in connection with the sale of Shares received by them. The Shares will be issued by U.S. Bancorp to the Selling Stockholders in connection with the acquisition of Oliver-Allen Corporation, Inc. by U.S. Bancorp, which is expected to occur on or about April 15, 2000.

         The following table sets forth certain information with respect to the ownership of U.S. Bancorp Common Stock by each of the Selling
Stockholders as of March 15, 2000 and as adjusted to reflect the sale of the Shares by each of them.


                                                        Number of             Maximum
                                                         Shares              Number of
                                                      Beneficially             Shares               Shares
                                                          Owned              to be Sold          Beneficially
                                                        Prior to              Pursuant              Owned
                                                           the                to this               After
                      Name                              Offering            Prospectus(1)         Offering(1)
------------------------------------------------   -------------------   ------------------   ------------------
John F. Allen and Elizabeth H. Allen,
     Trustees, John F. Allen and
     Elizabeth H. Allen Family Trust,
     U/T/D July 10, 1992........................                 0             2,034,885                     0

John R. Domingos, Trustee, Elizabeth
     W. F. Allen Trust, U/T/D
     December 26, 1992..........................                 0               290,698                     0


                                      11




John R. Domingos, Trustee, Nicholas
     M. Allen Trust, U/T/D December 26,
     1992.......................................                 0               290,698                     0

Marin Community Foundation......................                 0                26,427                     0

--------------------

(1)      Assumes the sale of all the Shares offered by this prospectus.


                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time directly by one or more of the Selling Stockholders (or their respective donees, pledgees or other transferees) in separate transactions or in a single transaction (either of which may involve block transactions), in settlement of short sales of Common Stock or in a combination of such methods of sale. Such sales may be made on the New York Stock Exchange, or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed. Such sales may be made through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. Alternatively, from time to time one or more of the Selling Stockholders (or their respective donees, pledgees or other transferees) may offer Shares through brokers, dealers or agents, including a broker-dealer subsidiary of U.S. Bancorp, who may receive commissions from any such Selling Stockholders, agents and/or the purchasers for whom they may act as agent. If necessary, a supplemental prospectus will describe the method of sale in greater detail. In addition, any of the Shares which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

         In connection with distributions of the Shares, the Selling Stockholders (or their respective donees, pledgees or other transferees) may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, those broker-dealers or other financial institutions may engage in short sales of U.S. Bancorp securities in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also sell shares of Common Stock short and deliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealers or financial institutions of the Shares, which Shares such broker-dealer or financial institution may resell pursuant to this prospectus (as supplemented or amended, if required, to reflect such transaction). The Selling Stockholders may also pledge the Shares to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may sell the pledged Shares pursuant to this prospectus (as supplemented or amended, if required, to reflect such transaction).

         The Selling Stockholders (or their respective donees, pledgees or other transferees) and any such brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the sale of Shares by the Selling Stockholders and any associated commissions that are received may be deemed to be underwriting compensation under the Securities Act of 1933. If a Selling Stockholder is deemed to be an underwriter, such Selling Stockholder may be subject to certain statutory liabilities under the Securities Act of 1933, including but not limited to Sections 11 and 12 thereof.

         Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. If applicable, such prices will be determined by agreement between the Selling Stockholders and any such dealers. The Selling Stockholders may, from time to time, authorize dealers, acting as the Selling Stockholders' agents, to solicit offers to purchase Shares upon the terms and conditions set forth in any supplemental prospectus. U.S. Bancorp does not know of any arrangements that the Selling Stockholders have entered into to effect any such transactions in the Shares, nor is U.S. Bancorp aware of which brokerage firms the Selling Stockholders may select to effect brokerage transactions.

         The Selling Stockholders and any other person participating in a sale or distribution of Shares will be subject to the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Rule l0b-5 and Regulation M. These provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders and any other such person.

         In order to comply with securities laws in certain jurisdictions, the Shares offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         U.S. Bancorp will not receive any part of the proceeds from the sale of the Shares. The Selling Stockholders will pay all applicable stock transfer taxes, brokerage commissions, underwriting discounts or commissions and the fees of the Selling Stockholders' counsel. U.S. Bancorp will bear all other expenses in connection with the offering and sale of the Shares, including filing fees, legal and accounting fees and expenses, printing costs, and other expenses arising out of the preparation and filing of the Registration Statement and this prospectus. U.S. Bancorp has agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, in connection with the registration and the offering and sale of the Shares. The Selling Stockholders have also agreed to indemnify U.S. Bancorp against certain liabilities in connection with the registration and the offering and sale of the Shares.

                                 USE OF PROCEEDS

         U.S. Bancorp will not receive any proceeds from the sales hereunder of the Shares but will bear certain of the expenses thereof. See "Plan of Distribution".

                             VALIDITY OF THE SHARES

         The validity of the Shares is being passed upon for U.S. Bancorp by Dorsey & Whitney LLP.


                                     EXPERTS

         The consolidated financial statements of U.S. Bancorp appearing in U.S. Bancorp's Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         U.S. Bancorp has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement under the Securities Act of 1933 that registers the resale of the Shares by the Selling Stockholders (the "Registration Statement"). The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about U.S. Bancorp and the Common Stock. The rules and regulations of the SEC allow us to omit certain information included in the Registration Statement from this prospectus.

         In addition, U.S. Bancorp files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the SEC:

Public Reference Room   New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center          Citicorp Center
    Room 1024                   Suite 1300           500 West Madison Street
Washington, D.C. 20549   New York, New York 10048         Suite 1400
                                                   Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like U.S. Bancorp, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about U.S. Bancorp at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The SEC allows U.S. Bancorp to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents listed below that U.S. Bancorp has previously filed with the SEC. They contain important information about U.S. Bancorp and its financial condition.

U.S. BANCORP SEC FILINGS                       PERIOD
---------------------------------------------  --------------------------------
Annual Report on Form 10-K...................  Year ended December 31, 1999, as filed February 25, 2000

         U.S. Bancorp incorporates by reference additional documents that it may file with the SEC after the date of this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We may modify some of the statements contained in this prospectus and the documents incorporated by reference. You should ignore any statements that are superseded.

         Documents incorporated by reference are available from U.S. Bancorp without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from U.S. Bancorp at the following address:

                               Investor Relations
                                  U.S. Bancorp
                             601 Second Avenue South
                        Minneapolis, Minnesota 55402-4302
                            Telephone (612) 973-2263

         We have not authorized anyone to give any information or make any representation about U.S. Bancorp that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD-LOOKING STATEMENTS

         This prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) U.S. Bancorp's investments in its consumer banking, payment systems and wealth management business and in its internet development could require additional incremental spending, and might not produce expected deposit and loan growth and anticipated contributions to our earnings; (2) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality or a reduced demand for credit or fee-based products and services; (3) changes in the domestic interest rate environment could reduce net interest income; (4) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses or the availability and terms of funding necessary to meet with our liquidity needs; (5) changes in the extensive laws, regulations and policies governing financial services companies could alter U.S. Bancorp's business environment or affect operations; (6) the potential need to adapt to industry changes in information technology systems, on which we are highly dependent, could present operational issues or require significant capital spending; (7) competitive pressures could intensify and affect U.S. Bancorp's profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments such as the internet, or bank regulatory reform; and (8) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

         See "WHERE YOU CAN FIND MORE INFORMATION."

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          EXPENSES.

              Registration Statement filing fee...............................................  $   12,077
              Legal fees and expenses ........................................................       5,000
              Accounting fees and expenses ...................................................       1,000
              Printing costs .................................................................         500
              Miscellaneous ..................................................................         423
                                                                                                ----------
                  Total ......................................................................      19,000

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Delaware law, U.S. Bancorp will indemnify its directors and officers under certain circumstances against all expenses and liabilities incurred by them as a result of suits brought against them as such directors and officers. The indemnified directors and officers must act in good faith and in a manner they reasonably believe to be in the best interests of U.S. Bancorp, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. U.S. Bancorp will not indemnify directors and officers for expenses in respect of any matter as to which the indemnified directors and officers shall have been adjudged to be liable to U.S. Bancorp, unless the court in which such action or suit was brought shall otherwise determine. U.S. Bancorp may indemnify officers and directors only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the Indemnitee has met the applicable statutory standard of conduct.

         Article Ninth of the U.S. Bancorp Restated Certificate of Incorporation, as amended, provides that a director shall not be liable to U.S. Bancorp or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to U.S. Bancorp or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable for unlawful payment of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the directors derived an improper personal benefit.

         The Bylaws of U.S. Bancorp provide that the officers and directors of U.S. Bancorp shall be indemnified to the full extent permitted by Delaware law, as amended from time to time. The Board of Directors has discretion to indemnify any employee of U.S. Bancorp for actions arising by reason of the employee's employment with U.S. Bancorp. U.S. Bancorp shall pay expenses incurred by officers and directors in defending actions in advance of any final disposition if such officer or director agrees to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified under Delaware law. U.S. Bancorp maintains a standard policy of officers' and directors' liability insurance.

ITEM 16.          EXHIBITS.

  4.1             Restated Certificate of Incorporation, as amended.
                  (Incorporated by reference to Exhibit 3.1 to the registrant's report on Form 10-Q for the period ended March 31, 1998.)

  4.2 Bylaws of U.S. Bancorp, as amended. (Incorporated by reference to Exhibit 3.1 to the report on Form 10-Q for the quarter ended June 30, 1998.)

  4.3 [Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.]

  4.4             Warrant Agreement, dated as of October 2, 1995, between U.S.
                  Bancorp and First Chicago Trust Company of New York, as
                  Warrant Agent and Form of Warrant. (Incorporated by reference to Exhibits 4.18 and 4.19 to Registration Statement on
                  Form S-3, File No. 33-61667.)

  4.5             Warrant Agreement, dated as of November 20, 1990, between
                  Metropolitan Financial Corporation and American Stock Transfer and Trust Company, as Warrant Agent; Supplemental Warrant
                  Agreement, dated as of January 24, 1995, between U.S. Bancorp and American Stock Transfer and Trust Company, as Warrant
                  Agent; and Form of Warrant. (Incorporated by reference to Exhibit 4E to report on Form 10-K for the year ended
                  December 31, 1996.)

  4.6             Certificate of Designation and Terms of Term Participating
                  Preferred Stock of U.S. Bancorp. (Incorporated by reference to Exhibit 4.1 of the Form S-4 filed April 2, 1999)

  4.7 Forms of Warrant Agreements, dated as of November 5, 1996, between Monarch Bancorp (predecessor of Western Bancorp) and certain Warrantholders, and accompanying Forms of Warrants, assumed by U.S. Bancorp upon its acquisition of Western
                  Bancorp on November 15, 1999. (Incorporated by reference to
                  Exhibit 4.5 to the report on Form 10-K for the year ended
                  December 31, 1999.)

  5.1 Opinion and consent of Dorsey & Whitney LLP as to legality of the securities being registered.

 23.1             Consent of Dorsey & Whitney LLP. (Included in Exhibit 5.1.)

                                      II-2




 23.2 Consent of Ernst & Young LLP (relating to financial statements of U.S. Bancorp).

 24               Powers of Attorney.

 27               Financial Data Schedule.  (Incorporated by reference to
                  Exhibit 27 to report on Form 10-K for the year ended
                  December 31, 1999.)

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its articles, bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and U.S. Bancorp being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (f) The undersigned registrant hereby undertakes that:

             (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

              (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 15, 2000.

                                  U.S. BANCORP



                                  By      /s/ John F. Grundhofer
                                    ------------------------------
                                          John F. Grundhofer
                                          Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE AND TITLE                                  DATE


 /s/ John F. Grundhofer                                    March 15, 2000
--------------------------------------------
     John F. Grundhofer
     Chairman and Chief Executive
     Officer
     (principal executive officer)


/s/ Susan E. Lester                                        March 15, 2000
--------------------------------------------
    Susan E. Lester
    Executive Vice President and
    Chief Financial Officer
    (principal financial officer)


/s/ Terrance R. Dolan                                      March 15, 2000
--------------------------------------------
    Terrance R. Dolan
    Senior Vice President and Controller
    (principal accounting officer)


                     *                                     March 15, 2000
--------------------------------------------
     Linda L. Ahlers
     Director



                                      II-6




                     *                                     March 15, 2000
--------------------------------------------
     Harry L. Bettis
     Director


                     *                                     March 15, 2000
--------------------------------------------
     Arthur D. Collins, Jr.
     Director


                     *                                     March 15, 2000
--------------------------------------------
     Peter H. Coors
     Director


                     *                                     March 15, 2000
--------------------------------------------
     Robert L. Dryden
     Director


                     *                                     March 15, 2000
--------------------------------------------
     Joshua Green III
     Director


                     *                                     March 15, 2000
--------------------------------------------
     Delbert W. Johnson
     Director


                     *                                     March 15, 2000
--------------------------------------------
     Joel W. Johnson
     Director

                     *                                     March 15, 2000
--------------------------------------------
     Jerry W. Levin
     Director


                     *                                     March 15, 2000
--------------------------------------------
     Edward J. Phillips
     Director


                     *                                     March 15, 2000
--------------------------------------------
     Paul A. Redmond
     Director


                                      II-7




                     *                                     March 15, 2000
--------------------------------------------
     Richard G. Reiten
     Director


                     *                                     March 15, 2000
--------------------------------------------
     S. Walter Richey
     Director


                     *                                     March 15, 2000
--------------------------------------------
     Warren R. Staley
     Director


* By /s/Terrance R. Dolan                                  March 15, 2000
-------------------------------------------
     Terrance R. Dolan
     Pro se and as Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit       Description
4.1           Restated Certificate of Incorporation, as amended. (Incorporated by reference to Exhibit 3.1 to the registrant's report on Form
              10-Q for the period ended March 31, 1998.)

4.2 Bylaws of U.S. Bancorp, as amended. (Incorporated by reference to Exhibit 3.1 to the report on Form 10-Q for the quarter ended June
              30, 1998.)

4.3 [Pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K, copies of instruments defining the rights of holders of long-term debt are not filed. U.S. Bancorp agrees to furnish a copy thereof to the Securities and Exchange Commission upon request.]

4.4           Warrant Agreement, dated as of October 2, 1995, between U.S.
              Bancorp and First Chicago Trust Company of New York, as Warrant
              Agent and Form of Warrant. (Incorporated by reference to Exhibits
              4.18 and 4.19 to Registration Statement on Form S-3, File No.
              33-61667.)

4.5           Warrant Agreement, dated as of November 20, 1990, between
              Metropolitan Financial Corporation and American Stock Transfer and
              Trust Company, as Warrant Agent; Supplemental Warrant Agreement, dated as of January 24, 1995, between U.S. Bancorp and American
              Stock Transfer and Trust Company, as Warrant Agent; and Form of
              Warrant. (Incorporated by reference to Exhibit 4E to report on Form 10-K for the year ended December 31, 1996.)

4.6           Certificate of Designation and Terms of Term Participating
              Preferred Stock of U.S. Bancorp (Incorporated by reference to
              Exhibit 4.1 of the Form S-4 filed April 2, 1999)

4.7           Forms of Warrant Agreements, dated as of November 5, 1996, between
              Monarch Bancorp (predecessor of Western Bancorp) and certain
              Warrantholders, and accompanying Forms of Warrants, assumed by U.S. Bancorp upon its acquisition of Western Bancorp on November
              15, 1999. (Incorporated by reference to Exhibit 4.5 to the report on Form 10-K for the year ended December 31, 1999.)

5.1 Opinion and consent of Dorsey & Whitney LLP as to legality of the securities being registered.


                                     11-9



23.1          Consent of Dorsey & Whitney LLP. (Included in Exhibit 5.1.)

23.2          Consent of Ernst & Young LLP (relating to financial statements of
              U.S. Bancorp).

24            Powers of Attorney.

27 Financial Data Schedule. (Incorporated by reference to Exhibit 27 to report on Form 10-K for the year ended December 31, 1999.)


                                      II-10